Exhibit 99.1

Contact: Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES THAT SUBSIDIARY, TIMCOR
EXCHANGE CORPORATION, OPENS MIDWEST REGIONAL OFFICE

IRVINE, CA – July 6, 2005 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”), announced today that TIMCOR Exchange Corporation (“TIMCOR”), the Company’s 1031 exchange accommodator subsidiary, has opened its Midwest regional office, located in Chicago, Illinois, a market in which it already performs transactions on behalf of clients. The office is headed by Dale Bowling who has been with TIMCOR for 2 years. TIMCOR is a leading “qualified intermediary”, which facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code. TIMCOR, which was acquired by the Company in February 2005, was founded in 1977 and has experienced 29% annual growth in transactions since 1995, with over 7,000 exchanges completed in 2004. TIMCOR facilitates 1031 exchanges nationwide through its headquarters in Los Angeles, California and offices located in Houston, Texas; Miami, Florida: and now Chicago, Illinois.

About Commercial Capital Bancorp, Inc.

At March 31, 2005, Commercial Capital Bancorp, Inc. (the “Company”) had total assets of $5.3 billion and Commercial Capital Bank (the “Bank”) had total deposits of $2.4 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in the Crystal Cove Promenade in Newport Coast, California in 2005. The Bank was the 2nd largest multi-family lender in California during the 12 months ended March 31, 2005 (source: Dataquick Information Systems) and the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). The Company is a leading Section 1031-exchange accommodator and facilitates exchange transactions nationwide through the TIMCOR and North American Exchange Company brand names through the companies’ headquarters in Los Angeles and Walnut Creek, California, respectfully, offices located in Long Beach and La Jolla, California; Scottsdale, Arizona; Houston, Texas; Chicago, Illinois and Miami, Florida and through a presence in Las Vegas, Nevada; Denver, Colorado and Washington, DC.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.